Exhibit 99.1
COVANTA HOLDING CORPORATION REPORTS
2009 THIRD QUARTER RESULTS AND REAFFIRMS 2009 GUIDANCE
FAIRFIELD, NJ, October 21, 2009 — Covanta Holding Corporation (NYSE:CVA) (“Covanta”) reported financial results today for the three months ended September 30, 2009. Diluted earnings per share were $0.26 in the third quarter of 2009. Excluding the transaction expense related to the acquisition of Veolia Energy-from-Waste facilities (the “Veolia acquisition”), diluted earnings per share were $0.28. This performance compares to $0.30 in the third quarter of 2008.
Third Quarter Results
“The base business continued to perform well in spite of the economic headwinds. A portion of the revenue decline was offset by lower costs. We were also pleased to have completed the acquisition of six of the seven Energy-from-Waste plants from Veolia in late August. Our new employees are very talented and we see clear efficiencies in the expanded operating platform. Taking into account our solid third quarter and the positive impact of the acquisition, we expect to report financial results near the midpoint of our guidance range for 2009,” said Anthony Orlando, President and CEO of Covanta.
For the three months ended September 30, 2009, operating revenues were $409 million, a 7% decline from $439 million in the prior year comparable period.
Domestic segment revenue declined $9 million or 3% to $346 million. New business revenue was $23 million related primarily to the Veolia acquisition. Existing business revenues declined by $32 million, of which $20 million was largely due to the impact of the slow economy which caused lower recycled metal, energy and waste prices. In addition, lower debt service revenue, a decline in construction activity and contract changes at our Detroit, Kent and Indianapolis facilities contributed approximately $11 million to the decline.
Domestic operating expenses during the quarter increased by $6 million. New business plant operating expenses were $20 million and we also incurred acquisition-related transaction costs of $6 million, both of which were primarily associated with the Veolia acquisition. Expense reductions in the existing business provided a significant offset to the new business related expenses, resulting in only a modest net increase in our total domestic operating expenses. Reductions in existing business expenses are primarily attributable to a $4 million decline in energy related expenses and greater internalization of waste disposal, a $7 million decline in depreciation expense and $2 million in general and administrative cost savings. In addition, lower levels of construction activity and the contract changes at the Detroit, Kent and Indianapolis facilities contributed $10 million to the expense reduction.

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International segment revenue decreased $22 million in the quarter while operating expenses declined by $23 million, resulting in operating income that was essentially flat with the prior year comparable period. The decreases in revenues and operating expenses resulted primarily from lower fuel costs at our Indian facilities.
Adjusted EBITDA was $153 million, down $15 million from last year’s third quarter. This was primarily driven by the $20 million revenue reduction related largely to the slow economy offset by reduced expenses and new business.
Cash Flow provided by Operating Activities before the acquisition related costs (“Operating Cash Flow”) was $111 million in the third quarter, up $2 million from last year’s third quarter. The $15 million Adjusted EBITDA decline was offset by working capital changes as well as an $11 million tax refund.
Our balance sheet remains very strong, with $373 million of unrestricted cash and an undrawn $300 million revolving credit facility. In the quarter, we paid down $14 million of debt, bringing our net debt (total debt less cash and restricted funds set aside explicitly for project debt principal repayment) to $1.9 billion.
Year-to-Date Results
For the nine months ended September 30, 2009, total operating revenues were down 9% to $1.14 billion. Operating Cash Flow was $248 million for the year-to-date period compared to $271 million for the same period last year. Adjusted EBITDA was $375 million compared to $436 million for the same period last year.
2009 Guidance
Covanta is reaffirming its guidance for 2009 for the following key metrics:
  —     Operating Cash Flow in the range of $325 million to $375 million;
  —     Adjusted EBITDA of $500 million to $540 million; and
  —     Diluted earnings per share of $0.65 to $0.80.
Conference Call Information
Covanta will host a conference call at 8:30 am (Eastern) on Thursday, October 22, 2009 to discuss its results for the three months ended September 30, 2009. To participate, please dial 866-318-8614 approximately 10 minutes prior to the scheduled start of the call. If you are calling from outside of the United States, please dial 617-399-5133. Please utilize pass code 56760074 when prompted by the conference call operator. The conference call will also be web cast live on the Investor Relations section of the Covanta website at www.covantaholding.com.
A replay of the conference call will be available from 11:30 am (Eastern) Thursday, October 22, 2009 through midnight (Eastern) Thursday, October 29, 2009. To access the replay, please dial 888-286-8010, or from outside of the United States 617-801-6888 and use the replay pass code 64332101. The webcast will also be archived on www.covantaholding.com and can be played or downloaded as an MP3 file.

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About Covanta
Covanta Holding Corporation (NYSE:CVA), is an internationally recognized owner and operator of large-scale Energy-from-Waste and renewable energy projects and a recipient of the Energy Innovator Award from the U.S. Department of Energy’s Office of Energy Efficiency and Renewable Energy. Covanta’s 44 Energy-from-Waste facilities provide communities with an environmentally sound solution to their solid waste disposal needs by using that municipal solid waste to generate clean, renewable energy. Annually, Covanta’s modern Energy-from-Waste facilities safely and securely convert approximately 20 million tons of waste into more than 9 million megawatt hours of clean renewable electricity and create 10 billion pounds of steam that are sold to a variety of industries. For more information, visit www.covantaholding.com.
Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) or in releases made by the Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Covanta and its subsidiaries, or general industry or broader economic performance in domestic and international markets in which Covanta operates or competes, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “will,” “would,” “could,” “should,” “seeks,” or “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Covanta cautions investors that any forward-looking statements made by Covanta are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Covanta, include, but are not limited to, the risk that Covanta may not successfully close its announced or planned acquisitions or projects in development and those factors, risks and uncertainties that are described in periodic securities filings by Covanta with the SEC. Although Covanta believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Covanta’s future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Covanta does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

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Contacts
Marisa F. Jacobs, Esq.
Vice President, Investor Relations and Corporate Communications
1-973-882-4196
Vera Carley
Director, Media Relations and Corporate Communications
1-973-882-2439
Attachments

Covanta Holding Corporation	Exhibit 1
Condensed Consolidated Statements of Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008(A)	2009	2008(A)
		(As Adjusted)		(As Adjusted)
	(Unaudited)
	(In thousands, except per share amounts)
Operating revenues
Waste and service revenues	$233,187	$238,304	$667,298	$698,616
Electricity and steam sales	161,342	183,821	439,751	500,718
Other operating revenues	14,180	16,546	36,206	51,099

Total operating revenues	408,709	438,671	1,143,255	1,250,433

Operating expenses
Plant operating expenses	233,290	245,966	703,888	743,585
Depreciation and amortization expense	48,057	51,980	150,717	152,144
Net interest expense on project debt	12,634	13,745	37,511	41,282
General and administrative expenses	28,945	23,282	81,366	70,571
Other operating expenses	14,804	15,615	34,270	47,474

Total operating expenses	337,730	350,588	1,007,752	1,055,056

Operating income	70,979	88,083	135,503	195,377

Other income (expense)
Investment income	952	1,520	3,136	4,212
Interest expense	(10,843)	(10,593)	(27,291)	(35,876)
Non-cash convertible debt related expense	(3,465)	(4,535)	(14,562)	(13,362)

Total other expenses	(13,356)	(13,608)	(38,717)	(45,026)

Income before income tax expense, equity in net income from unconsolidated investments, and noncontrolling interests in subsidiaries	57,623	74,475	96,786	150,351
Income tax expense	(19,614)	(29,753)	(34,197)	(59,785)
Equity in net income from unconsolidated investments	5,611	5,543	17,091	18,355

Net Income	43,620	50,265	79,680	108,921

Less: Net income attributable to noncontrolling interests in subsidiaries	(2,768)	(3,166)	(6,312)	(7,260)

Net Income Attibutable to Covanta Holding Corporation	$40,852	$47,099	$73,368	$101,661

Earnings Per Share:
Basic	$0.27	$0.31	$0.48	$0.66

Weighted Average Shares	153,779	153,411	153,660	153,321

Diluted	$0.26	$0.30	$0.47	$0.66

Weighted Average Shares	155,110	154,833	154,935	154,751

(A)	See Note 1 — Organization and Basis of Presentation of the Notes to the Condensed Consolidated Financial Statements included in our Quarterly Report on Form 10-Q for the third quarter ended September 30, 2009 for a discussion of the retrospective accounting changes resulting from the adoption of recent accounting pronouncements which were effective January 1, 2009.

Covanta Holding Corporation	Exhibit 2
Reconciliation of Net Income to Adjusted EBITDA

	Three Months Ended		Nine Months Ended
	September 30,		September 30,		Full Year
	2009	2008(A)	2009	2008(A)	Estimated 2009
		(As Adjusted)		(As Adjusted)
	(Unaudited, in thousands)
Net Income Attibutable to Covanta Holding Corporation	$40,852	$47,099	$73,368	$101,661	$101,000 – $124,000

Depreciation and amortization expense	48,057	51,980	150,717	152,144	190,000 – 195,000

Debt service:
Net interest expense on project debt	12,634	13,745	37,511	41,282
Interest expense	10,843	10,593	27,291	35,876
Non-cash convertible debt related expense	3,465	4,535	14,562	13,362
Investment income	(952)	(1,520)	(3,136)	(4,212)

Subtotal debt service	25,990	27,353	76,228	86,308	111,000 – 114,000

Income tax expense	19,614	29,753	34,197	59,785	49,000 – 53,000

Acquisition-related costs (B)	5,952	—	5,952	—	—

Other adjustments: (C)
Change in unbilled service receivables	4,129	2,416	13,656	6,701
Non-cash compensation expense	3,055	3,325	10,724	11,386
Other	2,304	2,428	3,955	10,476

Subtotal other adjustments	9,488	8,169	28,335	28,563	41,000 – 44,000

Net income attributable to noncontrolling interests in subsidiaries	2,768	3,166	6,312	7,260	8,000 – 10,000

Total adjustments	111,869	120,421	301,741	334,060

Adjusted EBITDA(D)	$152,721	$167,520	$375,109	$435,721	$500,000 – $540,000

(A)	See Note 1 — Organization and Basis of Presentation of the Notes to the Condensed Consolidated Financial Statements included in our Quarterly Report on Form 10-Q for the third quarter ended September 30, 2009 for a discussion of the retrospective accounting change resulting from the adoption of a recent accounting pronouncement which was effective January 1, 2009.

(B)	This amount relates primarily to acquisition-related costs associated with the Veolia EfW acquisition in the third quarter 2009. Acquisition-related costs are no longer included in the measurement of the business acquired. Instead, these costs are expensed as they are incurred as a result of a recent accounting pronouncement which was effective January 1, 2009.

(C)	These items represent amounts that are non-cash in nature.

(D)	The components of Adjusted EBITDA are as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
		(As Adjusted)		(As Adjusted)
	(Unaudited, in thousands)
Impact of SEMASS fire (1)	$—	$(25)	$—	$5,112

All other	152,721	167,545	375,109	430,609

Adjusted EBITDA	$152,721	$167,520	$375,109	$435,721

(1)	This amount primarily includes insurance recoveries for business interruption losses related to the SEMASS energy-from-waste facility fire on March 31, 2007.

Covanta Holding Corporation	Exhibit 3
Reconciliation of Cash Flow Provided by Operating Activities to Adjusted EBITDA

	Three Months Ended		Nine Months Ended
	September 30,		September 30,		Full Year
	2009	2008(A)	2009	2008(A)	Estimated 2009
		(As Adjusted)		(As Adjusted)
	(Unaudited, in thousands)
Cash flow provided by operating activities (B)	$110,411	$109,351	$247,733	$270,702

Acquisition-related costs	689	—	689	—

Cash flow provided by operating activities before acquisition-related costs	$111,100	$109,351	$248,422	$270,702	$325,000 – $375,000

Debt service	25,990	27,353	76,228	86,308	111,000–114,000

Amortization of debt premium and deferred financing costs	483	1,814	2,791	5,505	3,000

Other	15,148	29,002	47,668	73,206	61,000–48,000

Adjusted EBITDA	$152,721	$167,520	$375,109	$435,721	$500,000 – $540,000

(A)	See Note 1 — Organization and Basis of Presentation of the Notes to the Condensed Consolidated Financial Statements included in our Quarterly Report on Form 10-Q for the third quarter ended September 30, 2009 for a discussion of the retrospective accounting change resulting from the adoption of a recent accounting pronouncement which was effective January 1, 2009.

(B)	Cash flow provided by operating activities was negatively affected by payments for acquisition-related costs related to acquisitions made in the third quarter of 2009.

Covanta Holding Corporation	Exhibit 4
Statements of Cash Flows Selected Data

	Three Months Ended		Nine Months Ended
	September 30,		September 30,		Full Year
	2009	2008(A)	2009	2008(A)	Estimated 2009
		(As Adjusted)		(As Adjusted)
	(Unaudited, in thousands)
Cash flow provided by operating activities before acquisition-related costs	$111,100	$109,351	$248,422	$270,702	$325,000 – $375,000

Uses of cash flow provided by operating activities
Purchase of property, plant and equipment (B)
Capital expenditures associated with SEMASS fire (C)	$(407)	$(536)	$(821)	$(2,637)
Capital expenditures associated with certain acquisitions (D)	(722)	(3,640)	(1,080)	(14,275)
Capital expenditures associated with technology development (E)	(1,650)	(2,274)	(3,051)	(3,846)
Pre-construction development projects (F)	(5,683)	—	(9,794)	—
All other capital expenditures (G)	(8,549)	(7,086)	(44,363)	(46,542)	$(60,000)

Total purchases of property, plant and equipment	$(17,011)	$(13,536)	$(59,109)	$(67,300)

Acquisition of businesses, net of cash acquired	$(234,217)	$—	$(251,734)	$(20,128)
Purchase of equity interests	$—	$—	$(8,938)	$(18,503)
Principal payments on long-term debt	$(1,664)	$(1,685)	$(5,009)	$(5,046)	$(7,000)
Principal payments on project debt (H)	$(12,576)	$(9,167)	$(120,089)	$(74,331)	$(185,000)

(A)	See Note 1 — Organization and Basis of Presentation of the Notes to the Condensed Consolidated Financial Statements included in our Quarterly Report on Form 10-Q for the third quarter ended September 30, 2009 for a discussion of the retrospective accounting change resulting from the adoption of a recent accounting pronouncement which was effective January 1, 2009.

(B)	Purchase of property, plant and equipment is also referred to as Capital Expenditures.

(C)	Capital Expenditures were incurred that related to the repair and replacement of assets at the SEMASS energy-from-waste facility that were damaged by a fire on March 31, 2007. The cost of repair or replacement was insured under the terms of the applicable insurance policy, subject to deductibles. Settlement of the property damage insurance claim occured in December 2008.

(D)	Capital Expenditures were incurred at four facilities that Covanta acquired in 2008 and 2007 primarily to improve the productivity or environmental performance of those facilities.

Although, in accordance with GAAP, this spending will be recorded as a component of purchase of property, plant and equipment on Covanta’s statement of cash flows, management considers this spending as a component of the cost to acquire these businesses since these major capital improvements are required to achieve desired facility performance.

(E)	Capital Expenditures related to internal development efforts and/or agreements with multiple partners for the development, testing or licensing of new technologies related to the transformation of waste materials into renewable fuels, the generation of alternative energy methods, and nitrogen oxide (NOx) emission controls.

(F)	Covanta has entered into definitive agreements for the development of a 1,700 metric ton per day energy-from-waste project serving the City of Dublin, Ireland and surrounding communities. Construction is expected to commence in the fourth quarter of 2009. Covanta incurred capital expenditures related to pre-construction activities, such as site preparation costs, for this project.

(G)	Capital Expenditures primarily to maintain existing facilities.

(H)	Principal payments on project debt excludes project debt refinancing transactions related to a domestic energy-from-waste facility during the third quarter 2009 and excludes principal repayments for working capital project debt relating to the operations of our Indian facilities.

Covanta Holding Corporation	Exhibit 5
Components of Diluted Earnings Per Share

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008(A)	2009	2008(A)
		(As Adjusted)		(As Adjusted)
	(Unaudited)
Impact of SEMASS fire, net of tax (B)	$—	$—	$—	$0.02

Veolia EfW acquisition-related costs, net of tax	(0.02)	—	(0.02)	—

All other	0.28	0.30	0.49	0.64

Diluted Earnings Per Share	$0.26	$0.30	$0.47	$0.66

(A)	See Note 1 — Organization and Basis of Presentation of the Notes to the Condensed Consolidated Financial Statements included in our Quarterly Report on Form 10-Q for the third quarter ended September 30, 2009 for a discussion of the retrospective accounting change resulting from the adoption of a recent accounting pronouncement which was effective January 1, 2009.

(B)	This amount primarily includes insurance recoveries for business interruption losses related to the SEMASS energy-from-waste facility fire on March 31, 2007.

Discussion of Non-GAAP Financial Measures
To supplement our results prepared in accordance with United States generally accepted accounting principles (“GAAP”), we use the measure of Adjusted EBITDA, which is a non-GAAP measure as defined by the Securities and Exchange Commission. The non-GAAP financial measure of Adjusted EBITDA described below, and used in the tables above, is not intended as a substitute and should not be considered in isolation from measures of financial performance or liquidity prepared in accordance with GAAP. In addition, our non-GAAP financial measure may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes.
We use a number of different financial measures, both GAAP and non-GAAP, in assessing the overall performance of our business. We use Adjusted EBITDA to provide further information that is useful to an understanding of the financial covenants contained in the credit facilities of our most significant subsidiary, Covanta Energy Corporation, and as additional ways of viewing aspects of its operations that, when viewed with the GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our business. The presentation of Adjusted EBITDA is intended to enhance the usefulness of our financial information by providing a measure which management internally uses to assess and evaluate the overall performance of its business and those of possible acquisition candidates, and highlight trends in the overall business. We also use this non-GAAP financial measure as a significant criterion of performance-based components of employee compensation. Adjusted EBITDA should not be considered as an alternative to net income or an alternative to cash flow provided by operating activities as indicators of our performance or liquidity or any other measures of performance or liquidity derived in accordance with GAAP.
Adjusted EBITDA
The calculation of Adjusted EBITDA is based on the definition in Covanta Energy’s credit facilities, which we have guaranteed. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, as adjusted for additional items subtracted from or added to net income. Because our business is substantially comprised of that of Covanta Energy, our financial performance is substantially similar to that of Covanta Energy. For this reason, and in order to avoid use of multiple financial measures which are not all from the same entity, the calculation of Adjusted EBITDA and other financial measures presented herein are ours, measured on a consolidated basis.
Under these credit facilities, Covanta Energy is required to satisfy certain financial covenants, including certain ratios of which Adjusted EBITDA is an important component. Compliance with such financial covenants is expected to be the principal limiting factor which will affect our ability to engage in a broad range of activities in furtherance of our business, including making certain investments, acquiring businesses and incurring additional debt. Covanta Energy was in compliance with these covenants as of September 30, 2009. Failure to comply with such financial covenants could result in a default under these credit facilities, which default would have a material adverse affect on our financial condition and liquidity.
These financial covenants are measured on a trailing four quarter period basis and the material covenants are as follows:
•	maximum Covanta Energy leverage ratio of 4.00 to 1.00 (which declines for quarterly periods after September 30, 2009), which measures Covanta Energy’s Consolidated Adjusted Debt, (which is the principal amount of its consolidated debt less certain restricted funds dedicated to repayment of project debt principal and construction costs) to its Adjusted EBITDA; and

•	minimum Covanta Energy interest coverage ratio of 3.00 to 1.00, which measures Covanta Energy’s Adjusted EBITDA to its consolidated interest expense plus certain interest expense of ours, to the extent paid by Covanta Energy.
In order to provide a meaningful basis for comparison, we are providing information with respect to our Adjusted EBITDA for the three and nine months ended September 30, 2009 and 2008, reconciled for each such periods to net income and cash flow provided by operating activities, which are believed to be the most directly comparable measures under GAAP.